Exhibit 99.1

CONTACTS:	Tony Rossi Financial Relations Board 213-486-6545 trossi@frbir.com
MOBILITY ELECTRONICS REPORTS
FOURTH QUARTER 2007 FINANCIAL RESULTS
Fourth Quarter 2007 Highlights:
•	Q4 2007 revenue up 5% to $20.3 million from $19.3 million in Q4 2006

•	Q4 2007 power and keyboard revenue up 13% to $18.3 million from $16.2 million in Q4 2006
SCOTTSDALE, Ariz., February 13, 2008 – Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions, today reported financial results for the fourth quarter ended December 31, 2007. Total revenue was $20.3 million in the fourth quarter of 2007, compared with revenue of $19.3 million in the fourth quarter of 2006. Excluding revenues related to business lines divested during and subsequent to the end of the first quarter of 2007 (handheld and expansion/docking), total revenues were $18.3 million in the fourth quarter of 2007, compared to $16.2 million in the same quarter of the prior year. According to Generally Accepted Accounting Principles in the United States (U.S. GAAP), Mobility must consolidate the operating results of Mission Technology Group, the acquirer of the Company’s expansion/docking business, into its financial results until such time as the Company’s financial interest in the performance of Mission Technology Group no longer meets the criteria for consolidation.
Net loss was $5.0 million, or ($0.16) per diluted share, in the fourth quarter of 2007, compared with a net loss of $7.1 million, or ($0.23) per diluted share, in the same quarter of the prior year. Excluding non-cash compensation expense, non-cash asset impairment charges, and the operating results of the divested businesses, net income was $399,000, or $0.01 per share, in the fourth quarter of 2007, compared to a net loss of $1.7 million, or ($0.05) per share, in the fourth quarter of 2006. A detailed reconciliation of GAAP to non-GAAP financial results is provided in the financial tables at the end of this release.
Michael D. Heil, President and Chief Executive Officer of Mobility Electronics, commented, “We were very pleased with the performance of our base power business in the fourth quarter and we are encouraged by the progress we have made in growing sales of our low-power products while reducing our cost structure. Sales of our low-power products increased 28% over the prior year, driven primarily by higher sales to RadioShack. We also saw a solid increase in retail sales of our high-power adapters, driven by the expanded roll-out of our 90-watt combination AC/DC model and positive sales trends at RadioShack.”
Fourth Quarter Product Area Highlights
•	Unit sales of universal power products for high-power mobile electronic (ME) devices, such
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Mobility Electronics, Inc.

as portable computers, were approximately 327,000 units in the fourth quarter of 2007.
•	Unit sales of universal power adapters for low-power ME devices, such as mobile phones, PDAs, MP3 players and digital cameras, were approximately 617,000 units in the fourth quarter of 2007.
•	Revenue from the sale of power products for high-power ME devices was $13.0 million in the fourth quarter of 2007, an increase of 10.4% from $11.9 million in the same period of the prior year. During the fourth quarter of 2007, Mobility received additional orders for its high-power products from Lenovo, although the relationship with this OEM continues to wind down.
•	Revenue from the sale of power products for low-power ME devices was $4.7 million in the fourth quarter of 2007, an increase of 28% from $3.6 million in the same period of the prior year.
•	Revenue from the sale of all power products was $17.7 million in the fourth quarter of 2007, compared with $15.5 million in the same period of the prior year.
Financial Highlights
In accordance with SFAS 142 “Goodwill and Other Intangible Assets,” the Company tested its goodwill for possible impairment at December 31, 2007. As a result of this process, the Company concluded that its goodwill was fully impaired and recorded a non-cash charge of $3.9 million in the fourth quarter of 2007 to write-down the value of the goodwill on its balance sheet.
In addition, during the fourth quarter of 2007, Mobility Electronics made a decision to no longer actively produce and market foldable keyboard products due to weak demand and the high cost of continuing to update the products for compatibility. As a result, in accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company recorded a non-cash charge of $1.1 million to write-down the value of other long-lived assets related to this product line.
Gross margin was 29.6% in the fourth quarter of 2007, compared to 8.6% in the fourth quarter of 2006. Excluding the operations of the divested businesses and non-cash asset impairment charges, gross margin was 27.5% in the fourth quarter of 2007, compared to 26.6% in the fourth quarter of 2006. The increase in gross margin is primarily attributable to higher sales of the Company’s low-power products, which carry higher margins.
Total operating expenses in the fourth quarter of 2007 were $11.2 million, compared with $9.2 million in the fourth quarter of 2006. Excluding non-cash equity compensation expense, non-cash asset impairment charges and the operations of the divested businesses, operating expenses were $5.0 million in the fourth quarter of 2007, or 27.3% of revenue (excluding revenue from divested businesses), compared to $6.4 million in the fourth quarter of 2006, or 39.7% of revenue (excluding revenue from divested businesses). The decline in operating expenses as a percentage of revenue reflects the impact of the lower cost structure following the restructuring actions taken during 2007.
Excluding assets of the divested businesses, the Company’s balance sheet remained strong with $24.2 million in cash, cash equivalents, and short-term investments at December 31, 2007. The
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Mobility Electronics, Inc.

Company continued to have no long-term debt and had a current ratio of 2.9 at December 31, 2007.
Outlook
The Company has elected not to provide U.S. GAAP-based financial guidance for the first quarter of 2008 because Mission Technology Group does not prepare financial forecasts. However, Mission Technology Group’s revenue and operating results for the first quarter of 2008 are not expected to be more or less significant to the Company’s consolidated financial results than they were for the fourth quarter of 2007.
On a non-GAAP basis, which excludes revenue from divested businesses, the Company believes that revenue will range from $16 million to $17 million in the first quarter of 2008. The expected sequential quarter decline in revenue is primarily attributable to the termination of the high-power program with Lenovo, declining sales of foldable keyboard products and the impact of seasonality. The Company also believes that fully diluted earnings (loss) per share, excluding the operating results of divested businesses and non-cash equity compensation, will range from $0.00 to ($0.01).
Commenting on Mobility’s outlook, Mr. Heil said, “In 2008, we expect that higher revenues in our European markets, increased retail distribution of high-power products through Targus, and the continued growth of our low-power products will help offset the loss of OEM accounts. We expect to significantly increase our sales of low-power products through the wireless carrier channel in 2008, as sell-through continues to increase at existing accounts and we initiate trial programs or rollouts with additional wireless carriers later in the year. We believe that revenues in the second half of 2008 will be higher than the first half of the year, which should result in solid profitability in the third and fourth quarters of 2008.”
Non-GAAP Financial Measures
Although the Company consolidates the operating results of Mission Technology Group, the acquirer of its docking/expansion business, for accounting purposes under U.S. GAAP, the Company believes that the discussion of operating results excluding the handheld and expansion/docking lines of business, non-cash equity compensation and asset impairment expense allows management and investors to evaluate and compare the Company’s operating performance on a more meaningful and consistent manner. In addition, management uses these measures internally for evaluation of the performance of the business, including the allocation of resources. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for portable computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.) and creator of the patented iGo® intelligent tip technology. Mobility Electronics’ iGo brand offers a full line of AC, DC and combination AC/DC power adapters for portable computers and low-power mobile electronic devices. All of these adapters leverage the
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Mobility Electronics, Inc.

Company’s iGo intelligent tip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips.
Mobility Electronics’ products are available at www.iGo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics and iGo are registered trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “should,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include expectations regarding the Company’s financial performance in the first quarter of 2008; the expectation that Mission Technology Group’s revenue and operating results for the first quarter of 2008 will not be more or less significant to the Company’s consolidated financial results than they were for the fourth quarter of 2007; expectations regarding the Company’s financial performance in 2008; the expectation of higher revenues in European markets in 2008; the expectation of increased retail distribution of higher-power products through Targus in 2008; the expectation of a significant increase in sales of low-power products through the wireless carrier channel in 2008; the belief that sell-through of low-power products will continue to increase at existing accounts; the expectation that the Company will initiate trial programs or rollouts with additional wireless carriers in 2008; the belief that quarterly revenues will increase throughout 2008; and the belief that higher levels of revenue will result in consistent increases in profitability. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the inability of the Company’s new sales and marketing strategy to generate broader consumer awareness, increased adoption rates, or impact sell-through rates at the retail and wireless carrier level; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with strategic partners; the timing and success of product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the Company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, the Company does not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.
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Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
Net revenue	$20,309	$19,310	$77,719	$92,464

Gross profit	6,016	1,669	19,246	23,116

Selling, engineering and administrative expenses	6,121	9,189	29,818	32,967
Asset impairment	5,048	—	5,048	8,073

loss from operations	(5,153)	(7,520)	(15,620)	(17,924)
Interest income (expense), net	309	273	1,156	1,203
Other income (expense), net	48	107	2,283	129
Litigation settlement expense	—	—	—	(250)

Loss before minority interest	(4,796)	(7,140)	(12,181)	(16,842)
Minority interest	(197)	—	(384)	—

Net loss	$(4,993)	$(7,140)	$(12,565)	$(16,842)

Net loss per share — basic and diluted	$(0.16)	$(0.23)	$(0.40)	$(0.54)

Weighted avg common shares outstanding — basic and diluted	31,432	31,697	31,534	31,392
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Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Selected Other Data
(unaudited)
Reconciliation of non-GAAP Financial Measure — Operating results by product line to net income (loss) before non-cash equity compensation and asset impairment by product line:

	Three months ended			Three months ended
	December 31, 2007			December 31, 2006
	Power,			Power,
	Keyboards	Expansion &		Keyboards	Expansion &
	& Corporate	Handheld	Total	& Corporate	Handheld	Total
Net revenue	$18,282	$2,027	$20,309	$16,231	$3,079	$19,310

Gross profit	5,030	986	6,016	4,323	(2,654)	1,669

Selling, engineering and administrative expenses	5,394	727	6,121	7,654	1,535	9,189
Asset impairment	5,048	—	5,048	—	—	—

Income (loss) from operations	(5,412)	259	(5,153)	(3,331)	(4,189)	(7,520)
Interest income (expense), net	302	7	309	273	—	273
Other income (expense), net	50	(2)	48	107	—	107
Litigation settlement expense	—	—	—	—	—	—

Income (loss) before minority interest	(5,060)	264	(4,796)	(2,951)	(4,189)	(7,140)
Minority interest	—	(197)	(197)	—	—	—

Net income (loss)	(5,060)	67	(4,993)	(2,951)	(4,189)	(7,140)
Non-cash equity compensation	411	—	411	1,213	—	1,213
Asset impairment	5,048	—	5,048	—	—	—

Net income (loss) as adjusted	$399	$67	$466	$(1,738)	$(4,189)	$(5,927)

Net income (loss) per share as adjusted	$0.01	$0.00	$0.01	$(0.05)	$(0.13)	$(0.19)

Weighted avg common shares outstanding — basic:	31,432	31,432	31,432	31,697	31,697	31,697

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Selected Other Data Continued
(unaudited)
Reconciliation of non-GAAP Financial Measure — Selling, engineering and administrative expenses by product line to selling, engineering and administrative expenses before non-cash equity compensation by product line:

	Three months ended			Three months ended
	December 31, 2007			December 31, 2006
	Power,			Power,
	Keyboards	Expansion &		Keyboards	Expansion &
	& Corporate	Handheld	Total	& Corporate	Handheld	Total
Selling, engineering and administrative expenses	$5,394	$727	$6,121	$7,654	$1,535	$9,189
Non-cash equity compensation	(411)	—	(411)	(1,213)	—	(1,213)

Selling, engineering and administrative expenses as adjusted	$4,983	$727	$5,710	$6,441	$1,535	$7,976

This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of operating performance. Operating results by product line and corresponding net income (loss) before non-cash equity compensation and asset impairment; and selling, engineering and administrative expenses before non-cash equity compensation by product line should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	December 31,
	2007	2006
	(unaudited)
ASSETS

Cash and cash equivalents	$15,908	$9,201
Short-term investments	9,026	8,143
Accounts receivable, net	16,924	20,855
Inventories	7,406	12,350
Prepaid expenses and other current assets	445	405

Total current assets	49,709	50,954
Long-term investments	—	4,636
Other assets, net	4,441	10,274

Total assets	$54,150	$65,864

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$16,311	$16,459
Minority interest	384	—

Total liabilities	16,695	16,459

Total stockholders’ equity	37,455	49,405

Total liabilities and stockholders’ equity	$54,150	$65,864

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Selected Other Data
(unaudited)
SELECTED OTHER DATA
Reconciliation of non-GAAP Financial Measure — Balance sheet excluding accounts of Mission Technology Group.

	December 31, 2007
	Mobility	Mission Tech	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$15,216	$692	$—	$15,908
Short-term investments	9,026	—	—	9,026
Accounts receivable, net	16,564	471	(111)	16,924
Inventories	6,442	1,196	(232)	7,406
Prepaid expenses and other current assets	371	74	—	445

Total current assets	47,619	2,433	(343)	49,709
Long-term investments	—	—	—	—
Other assets, net	5,653	1,632	(2,844)	4,441

Total assets	$53,272	$4,065	$(3,187)	$54,150

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$15,885	$537	$(111)	$16,311
Minority interest	384	3,141	(3,141)	384

Total liabilities	16,269	3,678	(3,252)	16,695

Total stockholders’ equity	37,003	387	65	37,455

Total liabilities and stockholders’equity	$53,272	$4,065	$(3,187)	$54,150

Reconciliation of non-GAAP Financial Measure — Cash, cash equivalents and short-term investments excluding accounts of Mission Technology Group.

Cash and cash equivalents	$15,216	$692	$—	$15,908
Short-term investments	9,026	—	—	9,026

Total cash, cash equivalents, short-term investments	$24,242	$692	$—	$24,934

This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of financial position. Balance sheet excluding the accounts of Mission Technology Group and related eliminations and cash, cash equivalents, and short-term investments excluding the accounts of Mission Technology Group should be considered in addition to, not as a substitute for, or superior to, measures of financial position in accordance with GAAP.
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